EXHIBIT 107
Filing Fee
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Unit*	Maximum Aggregate Offering Price*	Fee Rate	Amount of Registration Fee*
Equity	Common stock, par value $0.625 per share	Other (Rule 457(h)(1))	13,000,000	$14.790	$192,270,000	$147.60	$28,379.05
			shares			per million dollars
Total Offering Amounts					$192,270,000		$28,379.05
Total Fee Offsets
Net Fee Due							$28,379.05
*    Estimated and calculated pursuant to Rule 457(h)(1), based on the average of the high and low prices reported on the New York Stock Exchange composite tape for Registrant’s stock on April 22, 2024.

1	Exhibit to Form S-8